EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of January, 1999 (the “Effective Date”), between MERCANTILE NATIONAL BANK, a National Banking Association organized and existing under the laws of the United States (the “Bank”), and SCOTT A MONTGOMERY (“Montgomery”).

WITNESSETH:

A. The Bank hereby retains Montgomery’s exclusive services as its President and Chief Executive Officer subject to the terms and conditions set forth in this Agreement.

B. Montgomery accepts such employment and enters into this Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual promises of the parties set forth in this Agreement, the Bank and Montgomery hereby agree as follows:

1. EMPLOYMENT—The Bank hereby employs Montgomery, and Montgomery accepts employment, as President and Chief Executive Officer of the Bank, to perform such duties as may from time to time be appropriate, subject at all times to the control and direction of the Board of Directors of the Bank and the terms and conditions of this Agreement. It is understood and agreed that Montgomery shall at all times report solely to the Board of Directors of the Bank and that Montgomery’s responsibilities shall at all times be consistent with those which would normally be assigned to the chief executive officer of a commercial bank in size and condition similar to the Bank.

1.1 EXCLUSIVE EMPLOYMENT—During the term of this Agreement, Montgomery shall devote his time, attention and energies to the business and affairs of the Bank and to the performance of his duties hereunder and shall not, without the prior written consent of the Bank, participate in any other business activity or render services for any other person, firm, corporation or for-profit organization for compensation, or for any non-profit organization where such service is or would be related to Montgomery’s employment under this Agreement.

1.2 PERFORMANCE OF DUTIES OF BANCORP—Montgomery agrees to perform duties for National Mercantile (“Bancorp”) as may be delegated or assigned to him by Bancorp and are not inconsistent with his duties as President and Chief Executive Officer of the Bank. Montgomery shall hold the title of President and Chief Executive Officer of Bancorp, but Montgomery shall not be deemed an employee of Bancorp, and shall receive no additional remuneration for duties he performs pursuant to this paragraph.

1.3 DIRECTORSHIPS OF BANK AND BANCORP—Montgomery shall be elected a member of the respective Boards of Directors of the Bank and Bancorp, but shall receive no director’s fees or other additional remuneration for his services as a member of said Boards of Directors.

1.4 PERSONAL INVESTMENTS—Montgomery may from time to time engage in normal personal investments which do not conflict with or detract from the performance of his duties hereunder.

1.5 NON-COMPETITION DURING EMPLOYMENT TERM—During the term of his employment hereunder, Montgomery shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any business or activity within the Bank’s primary service area that is in competition with any business in which the Bank or Bancorp is then presently engaged, or in which Montgomery has knowledge that the Bank or Bancorp then contemplates becoming engaged, without first obtaining the written consent of the Bank or Bancorp.

2. TERM Montgomery’s employment under this Agreement shall commence on January 1, 1999, and shall expire on December 31, 2004; unless terminated sooner as hereinafter provided (the “term” or “term of employment”). This Agreement supersedes and replaces the Employment Agreement dated June 21, 1996.

3. COMPENSATION AND BENEFITS—In consideration of Montgomery’s performance of his duties and responsibilities as set forth in this Agreement, Montgomery shall receive the following compensation and benefits:

3.1 BASE SALARY—From January 1, 1999 until December 31, 2004, the Bank shall pay Montgomery a semi-monthly salary at an annualized rate of $250,000, less applicable withholding. After three years of the term have passed, the Board of Directors of the Bank and Bancorp shall review Montgomery’s compensation and if, in the opinion of the Board of Directors, the success of the Bank and the operating profit be appropriate, the Board shall adjust his compensation upward.

3.2 INCENTIVE COMPENSATION—In the event the Bank achieves a pretax net profit during any calendar (January 1—December 31) year during the term of Montgomery’s employment, Montgomery shall receive an incentive bonus in an amount equivalent to five percent (5%) of the Bank’s pretax net profit for that calendar year, less applicable withholding. Such incentive bonus shall be paid, if earned, on or before April 1 of the year following the year during which the applicable pretax net profit was earned. Additionally, in the event the Bank achieves a pretax net profit AND a return ratio of at least one and one-half percent (1.5%) of pretax net profit to assets during a calendar year, the Board of Directors shall award Montgomery an additional incentive bonus in an amount equivalent to two percent (2%) of the Bank’s pretax net profit for that calendar year, less applicable withholding. Such additional incentive bonus shall be paid, if earned, on or before April 1 of the year following the year during which the applicable pretax net profit was earned. Montgomery understands and agrees that nothing in this Agreement is intended to create or imply any right on his part to receive, or duty on the part of the Bank to pay, a bonus or incentive compensation for any calendar year in which the Bank FAILS to achieve a pretax net profit; provided, however, that in the event the Bank fails to achieve a pretax net profit or suffers a pretax net loss during any calendar year during the term of Montgomery’s employment, the Bank’s Board of Directors may, in its sole and absolute discretion, award Montgomery a discretionary incentive bonus in an amount it deems appropriate under the circumstances, taking into account such factors as Montgomery’s performance of his duties hereunder, the Bank’s net profit for that calendar year, and the economic climate within which the Bank is operating. However, in no event shall such annual bonuses, whether incentive or discretionary, exceed an amount which, when added to Montgomery’s base compensation for the calendar year for which the applicable pretax profit (or loss) is calculated, bring Montgomery’s total compensation for the calendar year to an amount in excess of $400,000.

3.3 STOCK OPTIONS—In the discretion of the Board of Directors, Montgomery shall be awarded options and participate in the National Mercantile Bancorp 1990 Stock Option Plan and the 1996 Stock Incentive Plan and the National Mercantile Bancorp Amended 1996 Stock Incentive Plan according to the terms thereof and as they may, from time to time, be amended by action of the Board of Directors.

3.3.1 Stock Options may not be exercised by Montgomery to the extent that the exercise of such Stock Options will cause an ownership change to occur pursuant to Section 382 of the Internal Revenue Code. Section 382 provides, among other things, that utilization of net operating losses will be restricted if there is a change in ownership of the loss corporation Changes in ownership are determined by reference to five percent (5%) shareholders.

3.3.2 Stock Options shall not be considered for the purposes of Paragraph 3.2 of this Agreement when determining whether Montgomery’s total compensation for any calendar year exceeds the salary caps set forth in Paragraph 3.2.

3.4 STOCK APPRECIATION RIGHTS—Pursuant to a separate stock rights agreement and pursuant to shareholder approval of the 1996 Stock Incentive Plan, Bancorp granted Montgomery a non-qualified stock option (“Option”) and tandem stock appreciation right (“Tandem SAR”) with respect to 16,500 shares of

Bancorp common stock (the “Option and Tandem SAR”) under the 1996 Plan. Such stock rights agreement, which was executed by Montgomery and Bancorp, includes, among others, the following terms and conditions:

3.4.1 The Option and Tandem SAR were granted on the first business day immediately following shareholder approval of the 1996 Plan described in Paragraph 3.4.5, below.

3.4.2 Subject to the terms of Paragraph 3.4.8, below, the Option and Tandem SAR with respect to 16,500 of said shares shall have vested and become exercisable on June 30, 1998, and shall expire ninety (90) days after the term hereof or Montgomery’s discharge without cause.

3.4.3 Any portion of the Option and Tandem SAR which is vested but has not been exercised at the time Montgomery ceases to be employed by the Bank for any reason shall expire ninety (90) days after the date Montgomery ceases to be employed by the Bank.

3.4.4 The exercise price for each Option under the Option and Tandem SAR were equal to the fair market value of a share of Bancorp common stock on the date of grant. “Fair market value” shall mean the average of the bid and asked prices of Bancorp common stock as quoted on the NASDAQ stock markets on the applicable date. If, for any reason, no such price is available, “fair market value” shall mean the fair market value of a share of Bancorp common stock as determined by the Stock Option Committee of Bancorp’s Board of Directors in their sole discretion.

3.4.5 In accordance with the terms of the 1996 Plan, Montgomery may exercise the Option and Tandem SAR by either (i) exercising the Option portion of the Option and Tandem SAR and paying the exercise price with respect to the shares of Bancorp common stock underlying the exercised Option and receiving such shares of Bancorp common stock or (ii) exercising the Tandem SAR portion of the Option and Tandem SAR in which case Bancorp shall pay to Montgomery an amount equal to the excess, if any, of the fair market value of a share of the stock on the exercise date over the fair market value of the stock on the date of grant, multiplied by the number of shares of stock for which the Option and Tandem SAR is exercised, which amount may, in the sole discretion of the Stock Option Committee of the Board of Directors of Bancorp, be paid to Montgomery in cash or in Bancorp common stock, subject to all other terms and conditions of the 1996 Plan. In the event Montgomery elects to exercise the Option with respect to any portion of the Option and Tandem SAR, Montgomery shall be deemed to have forfeited the Tandem SAR with respect to that portion of the Option and Tandem SAR. In the event Montgomery elects to exercise the Tandem SAR with respect to any portion of the Option and Tandem SAR, Montgomery shall be deemed to have forfeited the Option with respect to that portion of Option and Tandem SAR.

3.4.6 The Option and Tandem SAR issued pursuant to paragraph 3.4 of this Agreement shall be subject to all terms and conditions, including the anti-dilution provisions, contained in the 1996 Plan.

3.4.7 Notwithstanding the foregoing provisions, no portion of the Option and Tandem SAR may be exercised by Montgomery to the extent that the exercise of such Option and Tandem SAR will cause an ownership change to occur pursuant to Section 382 of the Internal Revenue Code. Section 382 provides, among other things, that utilization of net operating losses will be restricted if there is a change in ownership of the loss corporation. Changes in ownership are determined by reference to 5% shareholders.

3.4.8 The Option and Tandem SAR, and amounts received by Montgomery as a consequence of partial or total exercise of the Option and Tandem SAR, shall not be considered for the purposes of Paragraph 3.2 of this Agreement when determining whether Montgomery’s total compensation for any calendar year exceeds the salary caps set forth in Paragraph 3.2.

3.5 VACATION—Montgomery shall be entitled to vacation time at an annualized rate of twenty (20) days per year, during which time compensation hereunder shall be paid in full. Montgomery shall take ten (10) days of such vacation consecutively during each calendar year. However, Montgomery shall not take MORE than ten (10) business days of vacation consecutively without prior approval of the Chairman of the Bank’s Board of

Directors. Montgomery shall make every effort to utilize his vacation time during the calendar year in which it was earned. In the event that Montgomery does not utilize all of his vacation-time during the calendar year in which it was earned, such vacation time shall carry over to the next calendar year; provided, however, that in the event that Montgomery’s vacation carryover from prior years together with the current year’s accrual reaches 30 days, no further vacation shall accrue until Montgomery has taken a vacation and his accrued vacation account has dropped below his maximum 30 day entitlement. No vacation days will be earned for the period during which Montgomery has accumulated 30 days of vacation.

3.6 ATHLETIC CLUB MEMBERSHIP—During the term of Montgomery’s employment, the Bank shall pay the initiation fee or other initial expense, and any periodic dues, with respect to Montgomery’s membership in an athletic club of his choice, provided that Montgomery’s membership in such club is deemed by the Board of Directors of the Bank to be beneficial to the business interests of the Bank. This provision shall not entitle Montgomery to membership in a golf club or country club. It is understood and agreed by Montgomery that the Bank shall have no liability to Montgomery or any third party for club dues, expenses or any charges whatsoever relating to any period after the termination of Montgomery’s employment with the Bank

3.7 LUNCHEON OR DINING CLUB MEMBERSHIP—During the term of Montgomery’s employment, the Bank shall pay the initiation fee or other initial expense, and any periodic dues, with respect to Montgomery’s membership in a luncheon or dining club of his choice, provided that Montgomery’s membership in such club is deemed by the Board of Directors of the Bank to be beneficial to the business interests of the Bank. This provision shall not entitle Montgomery to membership in a golf club or country club. It is understood and agreed by Montgomery that the Bank shall have no liability to Montgomery or any third party for club dues, expenses or any charges whatsoever relating to any period after the termination of Montgomery’s employment with the Bank.

3.8 AUTOMOBILE—The Bank shall provide Montgomery with a 1998 BMW 740IL, or equivalent vehicle, to be leased or owned by the Bank at the Bank’s discretion. Upon the termination of his employment, Montgomery shall have the right to purchase said automobile at the depreciated book value of the automobile calculated on the effective date of his termination.

3.9 PERSONAL COMPUTER—The Bank shall purchase a portable laptop computer for Montgomery’s exclusive use during the term of his employment with the Bank. Montgomery shall return said computer to the Bank upon the termination of his employment with the Bank. Upon the termination of his employment hereunder, Montgomery may purchase said computer at the depreciated book value of the computer calculated on the effective date of his termination.

3.10 OTHER FRINGE BENEFITS—During the term of his employment, Montgomery shall be entitled to and shall receive the benefits from the Bank’s group major medical insurance program as well as any other health, accident or other insurance programs, any pension or other retirement programs, and any other fringe benefits and perquisites that the Bank may from time to time generally accord to its senior executives (“executive benefits programs”). The Bank reserves the right to cancel or to alter or modify the terms, conditions and/or scope of any of the executive benefit programs any time and from time to time by substituting a plan of equal or greater value.

3.11 EXPENSES AND REIMBURSEMENT – The Bank shall pay directly or shall reimburse Montgomery for all reasonable, ordinary and necessary business expenses incurred or paid by Montgomery during the term of his employment and in connection with the performance of his services pursuant to this Agreement, provided that Montgomery presents to the Chairman of the Bank’s Board of Directors or the Chairman of the Audit Committee of the Bank’s Board of Directors expense statements or vouchers and such other supporting information as the audit committee may from time to time reasonably request, and further provided that, to the extent that such expenses exceed $2,500 in any month, the Chairman of the Board or the Chairman of the Audit Committee approves such expenses. The Bank shall reimburse Montgomery for reasonable business expenses incurred in entertaining business guests at any club joined by Montgomery in accordance with Paragraphs 4.6 and 4.7 of this Agreement. In the event any month’s expenses in excess of $2,500 are not approved by the Chairman of the Board or the Chairman of the Audit Committee, Montgomery shall submit a summary of those expenses to the

Audit Committee, and Montgomery shall receive reimbursement for those expenses only upon the approval of a majority of the Audit Committee. In the event of the termination of Montgomery’s employment for any reason, whether by the Bank or by Montgomery, Montgomery shall be reimbursed within thirty (30) days of termination for any reasonable, ordinary and necessary documented business expenses incurred prior to termination, to the extent that such expenses would otherwise be reimbursable pursuant to the terms of this Paragraph, upon presentation of expense statements or vouchers and such other supporting information as the Bank may reasonably request.

3.12 WITHHOLDING – Bank shall have the right to withhold from any payment otherwise due to Montgomery under this Agreement the amount of income and any other taxes required to be withheld by Bank as employer by applicable city, state or federal law.

4. INDEMNIFICATION—Montgomery shall be fully indemnified by the Bank and Bancorp to the extent permitted by California law, and shall be defended and held harmless absolutely and irrevocably by the Bank and Bancorp to the extent permitted by California law, from and against all claims, demands, liabilities, costs, expenses, damages and causes of action of any nature whatsoever arising out of, relating to or incidental to Montgomery’s good faith execution of his duties under this Agreement and/or the good faith execution of his duties as an officer, employee and/or director of the Bank or Bancorp, provided that Montgomery shall advise the Bank and Bancorp immediately of any such claim or litigation and cooperate fully with the Bank and Bancorp in connection therewith, and provided further that the Bank and Bancorp shall have the right to assume and control the defense of such action and to take whatever action is necessary to discharge their obligations. The provisions hereof are in addition to and do not limit any other right to indemnity that Montgomery has by way of law or agreement.

5. LIFE INSURANCE—The Bank shall have the right, but not the obligation, to take out insurance on the life of Montgomery at its sole cost and expense and for its sole benefit, and Montgomery acknowledges that he shall have no right in or to such insurance or the proceeds of that insurance. Montgomery agrees to cooperate with the Bank in obtaining such insurance and to submit, at his reasonable convenience, to the usual medical and other examinations required in connection with obtaining such insurance.

6. PROPERTY RIGHTS.

6.1 CONFIDENTIAL OR PROPRIETARY INFORMATION—Montgomery acknowledges that all information concerning or pertaining to the business, plans and prospects, of the Bank, Bancorp, or any of their related or affiliated entities, including but not limited to financial information, customer lists, files, documents, records or specifications, which Montgomery may now possess or may obtain during or after the term of this Agreement, is confidential and is the property of the Bank, Bancorp and/or their affiliated entities. Montgomery agrees that he shall not, without the prior written consent of the Bank or Bancorp, cause or permit such information to be published, disclosed, divulged or otherwise made accessible to any other firm, person or corporation either during or after the term of his employment, and Montgomery further agrees that such information will at no time be used by him except in connection with the business of and for the exclusive benefit of the Bank or Bancorp. Montgomery shall return to the Bank all documents, files, records or other tangible evidence of such confidential or proprietary information, including all photocopies, extracts or summaries, prior to the termination of his employment. The provisions of this Paragraph 6.1 shall survive the expiration, suspension or termination, for any reason, of this Agreement and/or Montgomery’s employment with the Bank.

6.2 OWNERSHIP OF MATERIALS AND IDEAS/USE OF NAME—The Bank, as Montgomery’s employer, shall own, and Montgomery hereby transfers and assigns to the Bank, all rights in and to any material and/or ideas written, suggested or submitted by Montgomery in the course of his employment under this Agreement, and all other results and proceeds of Montgomery’s services under this Agreement, all without the necessity of any additional compensation; provided, however, that nothing in this Paragraph 6.2 shall be deemed in any manner to restrict or qualify Montgomery’s ownership or possession of personal notes, memoranda, correspondence, books or records not constituting trade secrets or other property of the Bank. During the term of Montgomery’s employment, the Bank and Bancorp shall also have the right (but not the obligation) to use Montgomery’s name without additional consideration in connection with his services pursuant to this Agreement.

6.3 DELIVERY OF PROPERTY—Other than as provided in Sections 3.8 and 3.9, upon the termination of Montgomery’s employment under this Agreement, Montgomery shall immediately deliver to the Bank any and all property in his possession or under his control belonging to the Bank or Bancorp, in good condition, ordinary wear and tear and damage by any cause beyond his reasonable; control excepted.

7. REPRESENTATION AND WARRANTY—Montgomery represents and warrants that he will be breaching no contract with any other person or entity by entering into this Agreement and/or by performing the services provided for in this Agreement.

8. TERMINATION OF EMPLOYMENT—Notwithstanding any provision of this Agreement to the contrary, Montgomery’s employment hereunder may be terminated prior to the expiration of the term of this Agreement under the following circumstances:

8.1 Employment hereunder shall terminate automatically upon Montgomery’s death.

8.2 The Bank may terminate Montgomery’s employment hereunder upon the happening of any of the following events:

8.2.1 The Bank may terminate Montgomery’s employment in the event of Montgomery’s permanent disability. For the purposes of this Agreement, Montgomery shall be deemed to have become “permanently disabled” if (a) after completing the sixty (60)-day waiting period for coverage under the Bank’s long-term disability program (the “LTD Program”), Montgomery, because of ill health or physical or mental disability, shall have become entitled to immediate disability payments under the LTD Program or (b) Montgomery, because of ill health, physical or mental disability, in competency or incapacity, shall have been unable to perform his duties and responsibilities under this Agreement in the ordinary and usual manner required of a person in his position either for ninety (90) days consecutively, or ninety (90) days in any particular period of one hundred twenty (120) consecutive days.

8.2.2 The Bank may terminate Montgomery’s employment hereunder at any time for cause. For purposes of this Agreement, the term “cause” shall mean, (a) any act of dishonesty, unauthorized disclosure of confidential information or fraud by Montgomery in the performance of his duties hereunder; (b) the commission of a felony—involving theft or fraud of any kind; (c) the commission of a fraud or misappropriation or embezzlement of property of the Bank, Bancorp or of any affiliate or customer of the Bank or Bancorp; (d) a willful and material breach by Montgomery of obligations under this Agreement, all (a, b, c and d) with or without prosecution or conviction, (e) the inability of the Bank to secure a bond for the services of Montgomery, or Montgomery engaging in conduct that would preclude the Bank’s ability to bond Montgomery; or (f) a written order or directive from the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System ordering the removal of Montgomery as an executive officer or director of the Bank or Bancorp.

8.2.3 The Bank, by resolution of its Board of Directors, at any time in its sole and absolute discretion, may terminate Montgomery’s employment hereunder without cause, for any reason.

8.3 Upon any termination pursuant to this Paragraph 8, Montgomery shall be entitled to all salary and benefits to be paid or provided by the Bank under this Agreement up to the date of such termination. In addition, and in lieu of any and all other rights or remedies which Montgomery may have, if this Agreement is terminated prior to the expiration of its term, Montgomery shall have the following rights and remedies:

8.3.1 In the event of termination based on death or permanent disability as set forth in Paragraphs 8.1 or 8.2.1 above, the Bank shall not have any obligation to continue to pay salary, bonus and other benefits provided for in Paragraph 3 and its subparts above, or any other sums proposed hereunder, except that Montgomery shall be entitled to receive any salary, bonus and benefits accrued but unpaid as of the date of termination, and Montgomery, or his heirs in the event of his death, shall be entitled to all benefits under any death or disability plans provided under Paragraph 3.10 above, to the extent the Bank adopts or establishes any such plan covering Montgomery.

8.3.2 If Montgomery’s employment is terminated for cause, as set forth and defined in Paragraph 8.2.2 above, Montgomery shall be entitled to receive all base salary and benefits accrued but unpaid or stock options vested but not redeemed or exercised as of the date of termination. The Bank shall have no further obligation to pay the salary and other benefits provided for in Paragraph 3 and its subparts above, or any other sums provided hereunder, except as may be required by applicable law. Such payment shall be made to Montgomery within thirty (30) days after the date of his termination.

8.3.3 If Montgomery is terminated by the Bank prior to the expiration of this Agreement without cause, or if the Bank substantially and adversely changes Montgomery’s status, title, position or responsibilities as provided for in this Agreement and Montgomery resigns as a consequence, or if the Bank requires Montgomery to be based at any place outside a thirty (30) mile radius from the Bank’s current headquarters except for reasonably required travel on the Bank’s business and Montgomery resigns as a consequence, Montgomery shall be entitled to receive as severance his base salary at the then annual rate paid semi-monthly for eighteen (18) months from the date of such termination, along with any unpaid bonus which Montgomery had been awarded but not paid by the Bank’s Board of Directors under the terms of Paragraph 3.2 of this Agreement; provided, however, that such payments shall cease and not be owing in the event that Montgomery breaches any part of Paragraphs 6 or 9 of this Agreement.

8.3.4 If Montgomery terminates his employment with the Bank for any reason other than those set forth in Paragraph 8.3.3 above, he shall be entitled to no severance payments hereunder, and he shall have no greater rights and obligations than if his employment was terminated for cause under Paragraph 8.2.2.

8.3.5 In the event Montgomery is terminated without cause, is receiving severance hereunder, and is rehired by the Bank or Bancorp during the period of his severance payments, such severance payments, if any remain, shall be suspended during the term of such reemployment, and shall be reinstituted at the expiration of such reemployment.

8.3.6 Regardless of the reason for his termination of employment, Montgomery (and his dependents and beneficiaries, as applicable) shall be entitled to continued coverage under the Bank’s benefit programs to the same extent as applicable generally to employees of the Bank who have terminated employment. In the event Montgomery is entitled to severance pursuant to Paragraph 8.3.3, above, Montgomery’s benefits shall continue during the period during which he is receiving such severance payments as though he were still an employee of the Bank.

8.4 NOTICE OF NON-RENEWAL—The Bank shall give notice, no less than one hundred eighty (180) days prior to the end of the term of this Agreement, of its intention to renew or not to renew this Agreement. Such notice shall not be a termination, and none of the rights or duties set forth herein shall be affected thereby. If notice is not given, this contract shall be extended on the same terms for one (1) year. If notice is given not to extend, Montgomery shall receive as salary continuation twelve (12) months’ salary following the expiration date of the contract, but not participation in net profit under Paragraph 3.2, above.

9. NO SOLICITATION OF CUSTOMERS OR EMPLOYEES—In the event of the termination of Montgomery’s employment for any reason, whether by the Bank or by Montgomery, Montgomery agrees that he shall not, alone or as a member, employee, or agent of any partnership, or as an officer, agent, employee, director, or stockholder of any other corporation, whether directly or indirectly, for a period of one (1) year after the effective date of such termination, (a) solicit any then existing customer of the Bank or Bancorp for the opportunity to provide any services of the kind offered to or provided to that customer by Bank or Bancorp, or (b) solicit for employment any person employed by the Bank or Bancorp, or encourage or induce any such person to terminate his or her employment by the Bank or Bancorp.

10. GENERAL

10.1 GOVERNING LAW—This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

10.2 CAPTIONS—The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement or define, limit or extend the scope of this Agreement or of any particular article or paragraph of this Agreement.

10.3 ENTIRE AGREEMENT—This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements and understandings, written or oral, between the parties relating to the subject matter, except that the Indemnity Agreement between the Bank and Montgomery dated November 1, 1995, (“Indemnity Agreement”) shall remain in full force and effect. Other than the Indemnity Agreement, all prior understandings, representations, negotiations or agreements, if any, between the parties hereto relating to the employment of Montgomery by the Bank, including the CEO Term Sheet between Montgomery and the Bank dated November 1, 1995, are hereby terminated, rescinded and superseded by this Agreement, and Montgomery agrees that any rights and remedies, if any, he may have under any such prior understandings, representations, negotiations or agreements are hereby waived and terminated.

10.4 NO OTHER REPRESENTATIONS—No representation, promise, inducement or statement of intention has been made by a party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

10.5 ASSIGNMENT—This Agreement, and Montgomery’s rights and obligations under this Agreement, may not be assigned by Montgomery. The Bank may assign its rights, together with its obligations, under this Agreement in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Bank or Bancorp, whether by merger, purchase of stock or assets or otherwise. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

10.6 WAIVER AND MODIFICATION—This Agreement may not be amended, modified, superseded, canceled, renewed or extended, and the terms, conditions or covenants of this Agreement may not be waived, unless by a written instrument executed by the parties to this Agreement. The failure of a party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7 ACKNOWLEDGMENT—Montgomery hereby acknowledges that this Agreement is, from the outset, without liability to, or recourse against, any officer or director of either Bank or Bancorp, and that, except with respect to Bancorp’s indemnity under Paragraph 4, his sole recourse under this Agreement shall be against Bank.

10.8 SEVERABILITY/CURTAILMENT—Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, but in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the minimum extent necessary to bring it within the legal requirements. The remainder of the affected provision and the other provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall immediately employ their best efforts in good faith to negotiate a valid provision to substitute for the invalidated one.

10.9 FURTHER ASSURANCES—Montgomery and the Bank each agree, without the necessity of any further consideration, to execute and deliver such other documents and take such other actions as may be reasonably requested by any other party in order to consummate more effectively and carry out more fully the intent and subject matter of this Agreement.

10.10 DISPUTE RESOLUTION—Any controversy or claim arising out of this Agreement or out of Montgomery’s employment with the Bank or Bancorp, whether based on contract, tort, statute or otherwise, including but not limited to federal and state statutes proscribing age discrimination or any other form of discrimination, shall be submitted exclusively to final and binding arbitration in Los Angeles, California, to an arbitrator chosen in accordance with the then existing labor arbitration rules of the American Arbitration Association. Any such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Paragraphs 1280 through 1294.2 of the California Code of Civil Procedure. Except as provided therein, each party expressly waives any right it may have to seek-redress in any other forum. The arbitrator chosen by the parties shall have all the powers granted under the rules of the American Arbitration Association and the California Arbitration Act including, without limitation, the power to grant any monetary or other remedy which could be granted by a court of competent jurisdiction considering such claim based on contract, tort, statutes or otherwise, including, without limitation, any state, federal or local statute or ordinance concerning employment. Any and all controversies or claims arising out of this Agreement or out of Montgomery’s employment by the Bank, whether based on contract, tort, statute or otherwise, shall be asserted, if at all, within six (6) months after the act or omission giving rise to such controversy or claim unless otherwise agreed in writing by the Bank and Montgomery.

10.11 INJUNCTION—Notwithstanding the dispute resolution provision of Paragraph 11.10, in the event of a breach of the confidentiality provisions of Paragraph 6.1 or the non-solicitation provisions of Paragraph 10 of this Agreement, or in the event of conduct injurious to the Bank or Bancorp or either of their business reputations, Montgomery agrees that in addition to any other rights the Bank or Bancorp may have, the Bank and/or Bancorp may seek injunctive relief in an appropriate state or federal court to preclude further violation or to seek to collect damages.

10.12 ATTORNEYS’ FEES—Should Montgomery, the Bank or Bancorp institute any action or proceeding to enforce any provision of this Agreement, or for damages by reason of any alleged breach of any provision hereof, or for a declaration of any party’s rights or obligations hereunder, or to set aside any provision hereof, or for any other remedy, the prevailing party shall be entitled to be reimbursed by the losing party for all costs, expenses and reasonable attorneys fees incurred in such action or proceeding.

10.13 MONTGOMERY’S ATTORNEYS’ FEES—The Bank shall reimburse Montgomery for his reasonable attorneys’ fees and legal expenses incurred in assisting in the preparation of this Agreement, provided however, that the Bank shall not be obligated to reimburse Montgomery for attorneys’ fees and legal expenses in excess of $1,000.00.

10.14 LIMITATION ON PAYMENT—If all or any portion of the payments payable to Montgomery pursuant to this Agreement, together with other payments which Montgomery has the right to receive from the Bank or Bancorp, would cause a deduction disallowance under Section 280G of the Internal Revenue Code or would cause the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall reduced to the extent necessary to make Section 280G and Section 4999 inapplicable. All payments to Montgomery from the Bank or Bancorp under this Agreement or any other agreement between Montgomery and the Bank or Bancorp shall be subject to 12 U.S.C. Section 1828(k) and 12 C.F.R. part 359 and any other applicable provision of law.

IN WITNESS WHEREOF, Mercantile National Bank caused this Agreement to be executed by its duly authorized officers, and Scott A. Montgomery has duly executed this Agreement, as of the date set forth against their respective signatures.

MERCANTILE NATIONAL BANK

Dated: 3-11-99	By	/s/ DION G. MORROW
Title: Chairman of the Board of Directors

Dated: 3-11-99	By	/s/ SCOTT A. MONTGOMERY
Scott A. Montgomery

Agreed as to the obligations of National Mercantile Bancorp specified in the foregoing Agreement.

NATIONAL MERCANTILE BANCORP

Dated:	By	/s/ ROBERT E. GIPSON
Title: Chairman of the Board of Directors

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